UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2009

Cowlitz Bancorporation
(Exact Name of Registrant as specified in its charter)

Washington	0-23881	91 - 1529841
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

927 Commerce Ave.
Longview, Washington 98632
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code: 360-423-9800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)  On September 15, 2009, Cowlitz Bancorporation (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) providing notice that, for the last 30 consecutive trading days, the Company’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of $5 million as required for continued listing on the Nasdaq Global Market by Nasdaq Listing Rule 5450(b)(1)(C). For Nasdaq purposes, MVPHS is the market value of the Company’s total shares outstanding, less any shares held directly or indirectly by officers, directors or beneficial owners of more than 10% of the total shares outstanding. Such notice has no effect on the listing of the Company’s securities at this time.

Nasdaq’s letter advises the Company that, in accordance with Nasdaq Listing Rule 5810(c)(3)(D), Nasdaq will provide the Company 90 calendar days from September 15, 2009, or until December 14, 2009, to regain compliance with its listing rules. If, at any time before December 14, 2009, the Company’s MVPHS is at least $5 million for a minimum of 10 consecutive trading days, Nasdaq staff will provide written notice that the Company has regained compliance with Nasdaq Listing Rule 5450(b)(1)(C), and the Company’s shares will continue to trade on the Nasdaq Global Market.

No guarantee exists that the Company will be able to regain compliance with this listing rule. The Company intends to apply to transfer its securities to the Nasdaq Capital Market, which has a reduced MVPHS requirement, if it satisfies the requirements for continued inclusion in that market.

The Company issued a press release announcing its receipt of the notice from Nasdaq described herein. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Not applicable.
	(d)	Exhibits.
99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWLITZ BANCORPORATION
(Registrant)

Date: September 21, 2009	By:	/s/ Gerald L. Brickey
Gerald L. Brickey
Chief Financial Officer